Exhibit-16.1.2

October 27, 2017

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: GH Capital, Inc.

We have read the statements that we understand GH Capital, Inc. will include under Item 4.01 of the Report on Form 8-K it will file regarding the change of auditors. We agree with such statements made regarding our firm.

Very truly yours

/s/ Assurance Dimensions

Certified Public Accountants and Advisors